October 20, 2014

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

We have read the statements of That Marketing Solution, Inc., formerly Vista Holding Group, Corp., pertaining to our firm included under Item 4.01 of Form 8-K dated October 16, 2014 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC